Filed pursuant to Rule 424(b)(3)

Registration No. 333-252358

Prospectus

CloudCommerce, Inc.

38,001,563 shares of Common Stock

The Selling Stockholders may to sell up to 38,001,563 outstanding shares of our Common Stock (the “Resale Shares”).

The securities offered by this prospectus may be sold by the Selling Stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at a fixed price of $0.1285 per share until our common stock is quoted on the OTCQB or OTCQX Market of OTC Markets, Inc., or a national securities exchange (of which there can be no assurance), and thereafter at market prices prevailing at the time of sale or at negotiated prices.

By a separate prospectus (the “Shelf Prospectus”), we have registered for sale by us from time to time, in one or more series or issuances and on terms to be determined at the time of the offering, any combination of the securities described in the Shelf Prospectus, up to an aggregate amount of $100,000,000. Selling Stockholders holding 38,001,563 outstanding shares being offered have agreed with us that (until April 21, 2021, with respect to 32,232,333 shares and until June 10, 2021, with respect to 5,769,230 shares) they will not sell such shares in an amount per day greater than the higher of $250,000 or 20% of the daily trading volume for our common stock, unless the common stock has an average bid price greater than $0.25 cents on a particular day, in which case no limitation shall apply for that day. Nevertheless, any sales of our securities registered in the Shelf Prospectus and the this selling stockholder prospectus may result in two offerings taking place sequentially or concurrently, which could affect the price and liquidity of, and demand for, our securities

Our common stock is quoted on the OTC Pink market under the symbol “CLWD.” The last reported sale price of our common stock on OTC Pink market on February 12, 2021, was $0.1285 per share. On December 11, 2020, it was $0.006.

During calendar year 2020, our common stock traded at a low of $0..001 and a high of $0.0163. From the beginning of 2021 through February 12, 2021, our common stock traded at a low of $0.00596 and a high of $0.185. We do not believe that this volatility corresponds to any recent change in our financial condition. However, our recent launch of an artificial intelligence (AI) venture focused on using AI to enhance our existing SWARM solution with the goal of cutting advertising costs, as well as conditions in the financial markets generally, may have caused or contributed to this volatility. The stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by a Selling Stockholder will be borne by the Selling Stockholder.

Investing in our securities involves a high degree of risk, including but not limited to the volatility of our stock price, which may cause the price of any securities we may offer hereunder to decline below the initial offering price. See “Risk Factors” beginning on page 5 and the risk factors in our most recent Annual Report on Form 10-K, which are incorporated by reference herein, as well as in any other more recently filed annual, quarterly or current reports and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2021

EXPLANATORY NOTE

Concurrent with this offering, the Company is registering for offer and sale by the Company from time to time, in one or more series or issuances and on terms to be determined at the time of the offering, any combination of the securities described in the Shelf Prospectus, up to an aggregate amount of $100,000,000. Sales by us of such securities may reduce the price of our Common Stock, demand for our shares and, as a result, the liquidity of your investment.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC..

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents by Reference,” before investing in the shares being offered. You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer by the selling stockholders named herein to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of shares.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission (the “Commission”). This prospectus should be read in conjunction with the consolidated financial statements as of and for the years ended December 31, 2019 and 2018, and as of, and for the three and nine months ended September 30, 2020 and 2019, and related notes thereto, incorporated by reference into this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-K, 10-Q and 8-K filed with the Commission after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information with Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references herein to “CloudCommerce,” “we,” “us,” “our,” and the “Company” mean CloudCommerce, Inc. and its subsidiaries.

Business Overview

CloudCommerce is a leading provider of digital advertising solutions. Our flagship solution, SWARM, analyzes a robust mix of audience data to help businesses find who to talk to, what to say to them, and how to market to them. We do this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for highly targeted digital marketing campaigns.

SWARM- An Audience Intelligence Solution

SWARM is an end-to-end solution that helps businesses find who to talk to, what to say to them, and how to motivate them to take meaningful action. It does this by applying advanced data science, behavioral science, artificial intelligence, and market research techniques to discover, develop and create custom audiences for any business activity. With applications, such as marketing, brand perception, customer relationship management, human resources management and operational logistics, SWARM delivers powerful audience-driven business intelligence to convert opportunities into business success.

The Problem

Marketers have largely taken a blanket approach to communication. The same message is often sent across an entire customer audience with little regard for how different groups of people communicate, build communities, and develop their purchasing habits. When they do segment audiences, they tend to use very objective selection criteria, such as income, geography, education or purchase history to deduce attitudes or intentions.

However, research has shown that attitudes and intentions are weak predictors of behavior, which is ultimately what marketers want to influence and affect.  Instead, we believe motivations and feelings are much better at predicting behavior. But they are also can be the hardest to deduce from audience data.

The Solution – SWARM

SWARM is a behavioral science approach to audience creation and communication. It helps marketers probe deep consumer motivations and triggers, in order to effectively predict and influence their actions. We believe if marketers can influence action, they can get people to buy, change the opinion of, or support a particular brand, business, or person.

There are 4 major products in SWARM:

BUZZ - Behavior Based Market Research

We believe that market research is evolving and that the techniques being developed today are more sophisticated and backed by strong data science. Despite these changes, many traditional research firms have failed to innovate, including: small sample sizes, survey design bias, improper weighting, and gut intuition sampling are just some of the issues that plague the industry. BUZZ is designed with the ability to put a finger on the pulse of the marketplace in the moment. It does this by deducing attitudes, emotions, and opinions from various internal and external data sources such as customer data, social media activity, or micro and macro trends. We have automated the market research process that we believe provides a level of statistical depth beyond what traditional firms can offer.

THE SWARM – Intelligent Audience Building

The core of our solution, and what we believe separates us from other audience data companies, is our unique approach to audience building. The concept of ‘personas’ has been around for decades, but we aim take that general concept to the next level. THE SWARM was developed to solve not only who to talk to, but also what to say to them, and how to motivate them to take meaningful action. Using our proprietary clustering and behavioral analysis techniques, we believe we are able to create audiences that are more efficient, targeted, and focused than traditional methods. Our clustering is designed to not only finds the right people to talk to, but also the message that motivate them.

HIVE – Redefined Geographic Targeting

Our approach is that conventional geographic audience targeting is outdated. Arbitrary units of location like counties, cities, DMAs, and regions were created hundreds of years ago based on land rights ownership. We believe their use in understanding people’s behavior, purchase habits, and underlying values is minimal. We try to solve this by clustering people into granular geographic tribes, called “Hives.” We define Hives by attributes such as common language (e.g., colloquialisms), shared experience and narratives (e.g., climate, history), and concentrated demography and biology (e.g., ethnicity, age). Based on the needs of our clients, we can redraw the geographic lines based on various Hive selection criteria, which can make marketing more efficient, business decisions more intelligent, and growth more plausible.

HONEY – Advanced Reporting and Visualization

We believe advanced audience data analysis technologies are useless if it doesn’t produce simple, powerful and actionable business intelligence. HONEY comes with user-friendly reporting and visualization tools intended to organize and explain all of the advance data science into a simple to understand format for decision makers. HONEY is designed to combine the intelligence of client CRM data with third-party consumer data and targeted market research to create a powerful foundation for any audience intelligence solution.

Comprehensive Product Ecosystem

We are constantly striving to help our clients better understand both their current audience and the larger marketplace. Our team has developed a series of products intended to challenge the status quo of how intelligence is done within the marketing industry. Each of our products can stand alone, but grow more powerful as part of a larger ecosystem.

Core Services

Together with its wholly-owned subsidiaries, CloudCommerce can deliver end-to-end marketing solutions through a range of services and capabilities. SWARM implementations can include some or all of these capabilities.

Data Propria – Data Analytics

To deliver the highest Return on Investment (“ROI”) for our customers’ digital marketing campaigns, we utilize sophisticated data science to identify the correct universes to target relevant audiences. Our ability to understand and translate data drives every decision we make. By listening to and analyzing our customers’ data we are able to make informed decisions that positively impact our customers’ business. We leverage industry-best tools to aggregate and visualize data across multiple sources, and then our data and behavioral scientists segment and model that data to be deployed in targeted marketing campaigns. We have data analytics expertise in retail, wholesale, distribution, logistics, manufacturing, political, and several other industries.

Parscale Digital – Digital Marketing

We help our customers get their message out, educate their market and tell their story. We do so creatively and effectively by deploying powerful call-to-action digital campaigns with national reach and boosting exposure and validation with coordinated advertising in print media. Our fully-developed marketing plans are founded on sound research methodologies, brand audits and exploration of the competitive landscape. Whether our customer is a challenger brand, a political candidate, or a well-known household name, our strategists are skillful at leveraging data and creating campaigns that move people to make decisions.

Giles Design Bureau – Branding and Creative Services

We approach branding from a “big picture” perspective, establishing a strong identity and then building on that to develop a comprehensive branding program that tells our customer’s story, articulates what sets our customer apart from their competitors and establishes our customer in their market.

WebTegrity – Development and Managed Infrastructure Support

Commerce-focused, user-friendly digital websites and apps elevates our customer’s marketing position and draw consumers to their products and services. Our platform-agnostic approach allows us to architect and build solutions that are the best fit for each customer. Once the digital properties are built, our experts will help manage and protect the website or app and provide the expertise needed to scale the infrastructure needed as our customer’s business grows.

Growth Strategy

Our goal is to become the leading provider of audience-driven business intelligence and marketing solutions. Our strategies to meet this goal include:

●	Automate our SWARM solution through the development of software that will allow our customers to self-serve on our platform.

●	Acquire or partner with companies that can speed up the automation and delivery of the SWARM platform.

●	Continue to hire top talent in the fields of data science, machine learning, artificial intelligence, and behavioral science.

●	Drive profitable business growth.

Market for Common Stock

Our common stock is quoted on the OTC Pink market under the symbol “CLWD.”

Company Shelf Offering

Before, simultaneous with or after the offering by the Selling Stockholders of any our securities described in this selling stockholder prospectus, we may offer and sell, either individually or in combination, in one or more offerings, any of the securities described in the Shelf Prospectus, for total gross proceeds of up to $100,000,000 (the “Company Securities”). Any sale of Company Securities by us could adversely affect the price and liquidity of, and demand for, our securities.

Corporate Information

Our principal executive offices are located at 321 Sixth Street, San Antonio, TX 78215, and our telephone number is +1-805-964-3313. Our website address is www.cloudcommerce.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

THE OFFERING

Issuer:	CloudCommerce, Inc., a Nevada corporation

Selling Stockholders:	The Selling Stockholders are named in this prospectus under “Selling Stockholders.”

Securities offered:	The Selling Stockholders are offering up to an aggregate of up to 38,001,563 outstanding shares of our Common Stock (the “Resale Shares”). The Resale Shares may be sold by the Selling Stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at a fixed price of $0.1285 per share until our common stock is quoted on the OTCQB or OTCQX Market of OTC Markets, Inc., or a national securities exchange (of which there can be no assurance), and thereafter at market prices prevailing at the time of sale or at negotiated prices.

Use of proceeds:	We will not receive any proceeds from the sale of the Shares covered by this prospectus. See “Use of Proceeds”.

Risk factors:	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 5 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

The following additional risks could affect an investment in the securities we may offer pursuant to this prospectus.

The trading price of our common stock may to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. During calendar year 2020, our common stock traded at a low of $0..001 and a high of $0.0163. From the beginning of 2021 through February 12, 2021, our common stock traded at a low of $0.00596 and a high of $0.185.

We do not believe that this volatility corresponds to any recent change in our financial condition. However, our recent launch of an artificial intelligence (AI) venture focused on using AI to enhance our existing SWARM solution with the goal of cutting advertising costs, as well as conditions in the financial markets generally, may have caused or contributed to this volatility.

The stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Public perception and other factors outside of our control may additionally impact the stock price of companies like us that garner a disproportionate degree of public attention, regardless of actual operating performance.

As a result of this volatility, our securities could experience rapid and substantial decreases in price, and you may be able to sell securities you purchase under this prospectus only at a substantial loss to the initial offering price.

Some, but not all, of the factors that may cause the market price of our common stock to fluctuate include:

●	fluctuations in our quarterly or annual financial results or the quarterly or annual financial results of companies perceived to be similar to us or relevant for our business;

●	changes in estimates of our financial results or recommendations by securities analysts;

●	failure of our products to achieve or maintain market acceptance;

●	changes in market valuations of similar or relevant companies;

●	success of competitive service offerings or technologies;

●	changes in our capital structure, such as the issuance of securities or the incurrence of debt;

●	announcements by us or by our competitors of significant services, contracts, acquisitions or strategic alliances;

●	regulatory developments in the United States, foreign countries, or both;

●	litigation;

●	additions or departures of key personnel;

●	investors’ general perceptions; and

●	changes in general economic, industry or market conditions.

In addition, if the market for technology stocks, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. Further, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to additional price volatility.

Historically there has not been a large short position in our common stock.  However, in the future investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent an aggregate short exposure in our common stock becomes significant, investors with short exposure may have to pay a premium to purchase shares for delivery to share lenders at times if and when the price of our common stock increases significantly, particularly over a short period of time. Those purchases may in turn, dramatically increase the price of our common stock. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to our business prospects, financial performance or other traditional measures of value for the Company or its common stock.

The number of shares of common stock we may offer (or underlying other securities we may offer) hereunder is significant relative to the number of shares currently outstanding, and if we offer and sell a significant number of such securities, it could result in a decline in the price of our securities.

At the price of our common stock as of the date of this prospectus, the $100 million of securities we may offer under this prospectus, in common stock or equivalents, if offered and sold in its entirety, would represent more than the number of shares of common stock we currently have outstanding. If we sell a large number of such securities at one time or over a short period of time, our securities could experience a substantial decrease in price, and you may be able to sell securities you purchase under this prospectus only at a substantial loss to the initial offering price.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital in the future, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership and potentially voting power of then current stockholders and could negatively impact the price of our common stock and other securities.

USE OF PROCEEDS

We will not receive proceeds from sales of the Resale Shares made under this selling stockholder prospectus.

SELLING STOCKHOLDERS

This selling stockholder prospectus relates to the resale from time to time by the selling stockholder identified herein of up to an aggregate of up to 38,001,563 Resale Shares.

We sold the Resale Shares to two of the Selling Stockholders pursuant to securities purchase agreements entered into in October and December 2020. Under those agreements, we sold to the Selling Stockholders convertible promissory notes in the aggregate principal amount of $750,000 (which the principal amount may be increased pursuant to the terms of the notes), convertible into shares of our common stock at a floating conversion price based on the market price of our common stock after an event of default on the terms set forth therein, as well as the Resale Shares and warrants to purchase 7,500,000 shares of common stock. The offer and sale of these securities were exempt from registration under the Securities Act. We are registering the Resale Shares pursuant to our agreement with the holders granting them “piggyback” registration rights.

The Resale Shares are being registered to permit public sales of the Resale Shares, and the Selling Stockholders may offer the Resale Shares for resale from time to time pursuant to this selling stockholder prospectus. The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their respective Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those Resale Shares.

The table below sets forth certain information regarding the Selling Stockholders and the Resale Shares offered in this selling stockholder prospectus. Except for the entry into the securities purchase agreements for the Resale Shares and the warrants and notes described above, none of the Selling Stockholders have had a material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC. The Selling Stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 702,253,178 shares of Common Stock issued and outstanding as of January 20, 2021.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering(1)		Percentage of Common Stock Beneficially Owned Before this Offering		Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering (2)	Percentage of Common Stock Beneficially Owned After this Offering(2)
EMA Financial, LLC	5,769,230	(3)	0.82	%(3)	5,769,230	-	-%
Labrys Fund, LP	32,232,333	(4)	4.59	%(4)	32,232,333	-	-%
Total	38,001,563				38,001,563

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the footnotes to the table.

(2)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this selling stockholder prospectus is part will be sold, (b) no other shares of Common Stock are acquired or sold by the Selling Stockholder prior to completion of this offering and (c) the number of outstanding shares of our Common Stock does not increase, including as a result of the simultaneous public offering. However, each Selling Stockholder may sell all, some or none of the Resale Shares offered pursuant to this selling stockholder prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Excludes warrants to purchase 1,500,000 shares of common stock that are not exercisable within 60 days after the date of this prospectus and an indeterminate number of shares of common stock that may become issuable upon conversion of a convertible note that is not convertible within 60 days after the date of this prospectus. These warrants and note contain a customary “blocker” provision that prevents the holder from exercising the warrant or converting the note to the extent that after such exercise the holder (together with certain related parties) would beneficially own more than 4.99% of the outstanding common stock after giving effect to such exercise or conversion.

(4)	Excludes warrants to purchase 6,000,000 shares of common stock that are not exercisable within 60 days after the date of this prospectus and an indeterminate number of shares of common stock that may become issuable upon conversion of a convertible note that is not convertible within 60 days after the date of this prospectus . These warrants and note contain a customary “blocker” provision that prevents the holder from exercising the warrant or converting the note to the extent that after such exercise the holder (together with certain related parties) would beneficially own more than 4.99% of the outstanding common stock after giving effect to such exercise or conversion.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Shares are sold through underwriters, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares will be sold at a fixed price of $0.1285 per share until our common stock is quoted on the OTCQB or OTCQX Market of OTC Markets, Inc., or a national securities exchange (of which there can be no assurance), and thereafter may be sold at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this selling stockholder prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this selling stockholder prospectus. In general, a person who has beneficially owned restricted shares of Common Stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the Resale Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of our Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Shares short and deliver shares of our Common Stock covered by this selling stockholder prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of their Resale Shares and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this selling stockholder prospectus after we have filed an amendment to this selling stockholder prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this selling stockholder prospectus.

The Selling Stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this selling stockholder prospectus and may sell the Resale Shares from time to time under this selling stockholder prospectus after we have filed an amendment to this selling stockholder prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as a Selling Stockholder under this selling stockholder prospectus. The Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this selling stockholder prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Stockholders will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this selling stockholder prospectus forms a part.

The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. At the time of the purchase of the Resale Shares, they had no agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the Resale Shares. We are not obligated to pay any of the expenses of any attorney or other advisor engaged by the Selling Stockholders.

If we are notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of their Resale Shares, we will file a post-effective amendment to the registration statement. If a Selling Stockholder uses this selling stockholder prospectus for any sale of its Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the Selling Stockholders, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Common Stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

Once sold under the registration statement, of which this selling stockholder prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will initially offer the Resale Shares at a fixed price of $0.1285 per share. This offering price is the closing price of our common stock as quoted on the OTC Pink market on February 12, 2021, and may not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation at the time of an actual sale of securities by us hereunder.  Accordingly, that offering price should not be considered an indication of the actual value of the common stock.  If and when our common stock is  quoted on the OTCQB or OTCQX Market of OTC Markets, Inc., or a national securities exchange (of which there can be no assurance), then the securities described in this prospectus may be offered and sold by the Selling Stockholders at the prevailing market prices or privately negotiated price. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” above for more information.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock; Issued and Outstanding Capital Stock

We have authorized 2,005,000,000 shares of capital stock, par value $0.001 per share, of which 2,000,000,000 are shares of common stock and 5,000,000 are shares of preferred stock, 10,000 of which are designated Series A Preferred Stock, 25,000 of which are designated as Series B Preferred Stock, 25,000 of which are designated as Series C Preferred Stock, 90,000 of which are designated as Series D Preferred Stock, 10,000 of which are designated as Series E Preferred Stock, 800,000 of which are designated as Series F Preferred Stock, and 2,600 of which are designated as Series G Preferred Stock. As of January 20, 2021, there were 702,253,178 shares of common stock issued and outstanding, 10,000 shares of Series A Preferred Stock outstanding, 18,025 shares of Series B Preferred Stock outstanding, 14,425 shares of Series C Preferred Stock outstanding, 90,000 shares of Series D Preferred Stock outstanding, 10,000 shares of Series E Preferred Stock outstanding, 2,413 shares of Series F Preferred Stock outstanding, and 2,597 shares of Series G Preferred Stock outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. At each annual meeting of stockholders, directors are elected for a term of office to expire at the next succeeding annual meeting of stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

As of January 20, 2021, 702,253,178 shares of common stock were outstanding.

As of January 20, 2021, we had options to purchase 821,675,799 shares of common stock that are outstanding, with a weighted average exercise price of $0.0068, of which 247,804,566 were then exercisable.

As of January 20, 2021, we had outstanding warrants to purchase 20,912,852 shares of common stock with a weighted average exercise price of $0.0067 per share, all of which are currently exercisable, but in some cases subject to a customary 4.99% beneficial ownership “blocker” provisions. Certain warrants may be exercised on a cashless “net exercise” basis under certain circumstances.

As of the date of this prospectus, we have no convertible promissory notes outstanding.

Preferred Stock

Outstanding Preferred Stock

Series A Preferred

The Company has designated 10,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10,000 shares of the Company’s common stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive dividends, payable quarterly, out of any assets of the Corporation legally available therefor, at the rate of $8 per share annually, payable in preference and priority to any payment of any dividend on the common stock. As of September 30, 2020, the Company has 10,000 shares of Series A Preferred Stock outstanding. During the nine months ended September 30, 2020 and 2019, we paid dividends of $20,000 and $20,000, respectively, to the holders of Series A Preferred stock. As of September 30, 2020, the balance owed on the Series A Preferred stock dividend was $120,000.

Series B Preferred

The Company has designated 25,000 shares of its preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a stated value of $100. The Series B Preferred Stock is convertible into shares of the Company's common stock in amount determined by dividing the stated value by a conversion price of $0.004 per share. The Series B Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series B Preferred Stock. As of September 30, 2020, the Company has 18,025 shares of Series B Preferred Stock outstanding.

Series C Preferred

The Company has designated 25,000 shares of its preferred stock as Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $100. The Series C Preferred Stock is convertible into shares of the Company's common stock by dividing the stated value by a conversion price of $0.01 per share. The Series C Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series C Preferred Stock. As of September 30, 2020, the Company has 14,425 shares of Series C Preferred Stock outstanding.

Series D Preferred

The Company has designated 90,000 shares of its preferred stock as Series D Preferred Stock. Each share of Series D Preferred Stock has a stated value of $100. The Series D Preferred Stock is convertible into common stock at a ratio of 2,500 shares of common stock per share of preferred stock, and pays a quarterly dividend, calculated as (1/90,000) x (5% of the Adjusted Gross Revenue) of the Company’s subsidiary Parscale Digital. Adjusted Gross Revenue shall mean the top line gross revenue of Parscale Digital, as calculated under GAAP (generally accepted accounting principles) less any reselling revenue attributed to third party advertising products or service, such as, but not limited to, search engine keyword campaign fees, social media campaign fees, radio or television advertising fees, and the like. The Series D Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series D Preferred Stock. As of September 30, 2020, the Company had 90,000 shares of Series D Preferred Stock outstanding. During the nine months ended September 30, 2020, and 2019, we paid dividends of zero, and zero respectively, to the holders of Series D Preferred stock. As of September 30, 2020, the balance owed on the Series D Preferred stock dividend was $237,664, $12,116 of which relates to the quarter ended September 30, 2020.

Series E Preferred

The Company has designated 10,000 shares of its preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock has a stated value of $100. The Series E Preferred Stock is convertible into shares of the Company's common stock in an amount determined by dividing the stated value by a conversion price of $0.05 per share. The Series E Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series E Preferred Stock. As of September 30, 2020, the Company has 10,000 shares of Series E Preferred Stock outstanding.

Series F Preferred

The Company has designated 800,000 shares of its preferred stock as Series F Preferred Stock. Each share of Series F Preferred Stock has a stated value of $25. The Series F Preferred Stock is not convertible into common stock. The holders of outstanding shares of Series F Preferred Stock are entitled to receive dividends, at the annual rate of 10%, payable monthly, payable in preference and priority to any payment of any dividend on the Company’s common stock. The Series F Preferred Stock does have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation. To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series F Preferred Stock, redeem any or all of the then outstanding shares of Series F Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends. As of September 30, 2020, the Company had 2,413 shares of Series F Preferred Stock outstanding.

Series G Preferred

On February 6, 2020, the Company designated 2,600 shares of its preferred stock as Series G Preferred Stock. Each share of Series G Preferred Stock has a stated value of $100. The Series G Preferred Stock is convertible into shares of the Company's common stock in an amount determined by dividing the stated value by a conversion price of $0.0019 per share. The Series G Preferred Stock does not have voting rights except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series G Preferred Stock. As of September 30, 2020, the Company had 2,597 shares of Series G Preferred Stock outstanding.

Other Series of Preferred Stock We May Issue

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, our board of directors is required by the Nevada Revised Law and our amended and restated certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Nevada, which fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions. We will file with the Commission the form of any certificate of designations for a series of preferred stock we may issue, which will contain the specific terms of the class or series, which terms may include the following:

●	the title and stated value;

●	the number of shares;

●	the number of shares constituting that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of our board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as our board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in the preferred stock will be represented by depositary shares;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other relative rights, preferences and limitations of that series.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our Board of Directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of our Company by replacing our Board of Directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination law would discourage parties interested in taking control of our company if they cannot obtain the approval of our board of directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Listing

Our common stock is traded on OTC Pink market under the symbol “CLWD.”

Transfer Agent

The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC. The transfer agent’s address 1 University Plaza Suite 505, Hackensack, NJ 07601 and its telephone number is +1-201-820-2008.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference into this prospectus have been so included in reliance on the reports of M&K CPAs, PLLC, an independent registered public accounting firm, related to the consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC from the SEC’s internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on April 16, 2020, as amended by Form 10K/A filed with the Commission on May 22, 2020;

●	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 15, 2020, for the quarterly period ended June 30, 2020, filed with the Commission on August 14, 2020, and for the quarterly period ended September 30, 2020, filed with the Commission on November 13, 2020; and

●	Our Current Reports on Form 8-K and 8-K/A filed with the Commission April 29, 2020, May 12, 2020, May 20, 2020, June 16, 2020, June 18, 2020, June 24, 2020, June 26, 2020, July 15, 2020, July 20, 2020, July 28, 2020, October 28, 2020, January 11, 2021, and January 15, 2021, February 2, 2021, and February 9, 2021.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of the registration statement of which his prospectus is a part and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting our chief financial officer, c/o CloudCommerce, Inc., at 321 Sixth Street, San Antonio, TX 78215.  Our telephone number is +1-805-964-3313. Information about us is also available at our website at www.cloudcommerce.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

CloudCommerce, Inc.

38,001,563 SHARES OF COMMON STOCK

Prospectus dated February 16, 2021